PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290                                                                                                                                                          Exhibit 99.1

Release date: September 30, 2015	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, SEPTEMBER 30, 2015 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that Don W. Quigley, Jr. was appointed to the Company's Board of Directors.  Mr. Quigley recently retired as President, U.S. Sales of Mondelēz International, Inc., a global provider of food and beverage products to consumers.  Mr. Quigley previously served as President, Global Consumer Sales of Kimberley-Clark Corporation from 2004 to 2012.  Mr. Quigley is currently a Senior Advisor for The Boston Consulting Group, a global management consulting firm.

Mr. Quigley also serves on the Board of Directors of Gold Eagle Company, a family-owned provider of automotive fluids and additives.  He holds a Bachelor of Science degree in Business from Indiana University.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and management; printing plates and cylinders; pre-media services and imaging services for consumer packaged goods and retail customers; merchandising display systems and marketing and design services; cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products.